EXHIBIT 23.2




Vivendi Universal

Registration Statement, Amendment n(0)1 on Form S-8 to Form F-4



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants of Vivendi, we consent to the use in this post-effective Amendment N(0)1 on Form S-8 to the registration statement on Form F-4, filed by Vivendi Universal, of our report dated March 10, 2000, relating to the consolidated balance sheet of Vivendi and its subsidiaries as of December 31, 1998 and the related consolidated statement of income, change in shareholder's equity and cash flow for the year then ended and to all references to our Firm included in or made part of this registration statement.

                                 Paris, France
                                August 29, 2001





                                                   /s/ RSM Salustro Reydel

                                                   RSM Salustro Reydel